Jones Lang LaSalle Sallmanns Limited 17/F Dorset House Taikoo Place 979 King’s Road Quarry Bay Hong Kong tel +852 2169 6000 fax +852 2169 6001 Licence No. C-030171

13 August 2009

China Cord Blood Corporation
48/F, Bank of China Tower
1 Garden Road, Central
Hong Kong

Subject: WRITTEN CONSENT TO REFERENCE JONES LANG LASALLE SALLMANNS LIMITED IN SEC FILINGS OF CHINA CORD BLOOD CORPORATION (THE “COMPANY”)

Dear Sir,

We hereby consent to the references to our name, valuation methodologies, assumptions and value conclusions for accounting purposes, with respect to our appraisal reports addressed to the board of China Stem Cells Holdings Limited, a wholly owned subsidiary of the Company in the Company’s Registration Statement on Form F-1 (together with any amendments thereto, the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission. We also hereby consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are experts within the meaning of the term experts as used in the Securities Act of 1933, as amended or the rules and regulations of the SEC.

In the preparation of our valuation reports, we relied on the accuracy and completeness of the financial information and other data related to the Company provided to us by the Company and its representatives. We did not audit or independently verify such financial information or other data relating to the Company and take no responsibility for the accuracy of such information.

Yours sincerely,
For and on behalf of
Jones Lang LaSalle Sallmanns Limited

/s/ Simon M.K. Chan
Simon M.K. Chan
Director